EXHIBIT 99.1

Hanmi Reports 2025 Fourth Quarter and Full Year Results

LOS ANGELES, Jan. 27, 2026 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the fourth quarter of 2025 and full year.

Net income for the fourth quarter of 2025 was $21.2 million, or $0.70 per diluted share, compared with $22.1 million, or $0.73 per diluted share, for the third quarter of 2025. The return on average assets for the fourth quarter of 2025 was 1.07% and the return on average equity was 10.14%, compared with a return on average assets of 1.12% and a return on average equity of 10.69% for the third quarter of 2025.

For the full year of 2025, net income was $76.1 million, or $2.51 per diluted share, compared with $62.2 million, or $2.05 per diluted share, for 2024. The return on average assets for 2025 was 0.98% and the return on average equity was 9.32%, compared with a return on average assets and a return on average equity of 0.83% and 7.97%, respectively, for 2024.

CEO Commentary

“Hanmi delivered solid results in the fourth quarter, enabling us to finish 2025 with sustained momentum,” said Bonnie Lee, President and Chief Executive Officer. “We generated robust earnings growth of 22% for the year, driven by continued net interest margin expansion, healthy loan growth, and disciplined expense and credit management. These consistent results underscore the effectiveness of our relationship-driven banking model.”

“Throughout the year, we advanced several key initiatives that further enhanced our growth and diversification strategy. Investments in banking talent drove a 36% increase in loan production. The composition of our loan portfolio continues to evolve with C&I and residential mortgage loans increasing 25% and 10% for the year, respectively. Our noninterest bearing demand deposits represent 30% of total deposits, reinforcing the stability of our customer base and our credit quality remains strong, with nonperforming loans representing 0.28% of total loans.”

“We are excited about the opportunities ahead in 2026 and beyond and believe we are well positioned to continue delivering on our growth strategy. Our balance sheet is strong, with ample liquidity and excellent capital ratios. We anticipate solid loan and deposit growth, further net interest margin expansion, well managed expenses and stable asset quality to drive consistent performance and long-term value for our shareholders in the coming year,” concluded Lee.

Fourth Quarter 2025 Highlights:

  Net income was $21.2 million, or $0.70 per diluted share, down 3.7% from the third quarter, partially due to lower noninterest income of $1.6 million primarily related to a decrease in income on bank owned life insurance. Additionally, while noninterest expense increased $1.8 million due to higher salaries and professional fees, this was offset by an increase in net interest income of $1.8 million driven by lower cost of deposits.
  Net interest income continued to grow, increasing 2.9% from the prior quarter due to lower interest expense as the average rate on interest-bearing deposits declined 20 basis points. Although the yield on average loans declined by nine basis points, the average balance of loans increased 2%. This resulted in another quarter of net interest margin expansion (taxable equivalent) of six basis points to 3.28%.
  Return on average assets and return on average equity during the quarter were healthy at 1.07% and 10.14%, respectively.
  Asset quality remained strong as nonperforming assets to total assets was 0.26%, an improvement of one basis point from the prior quarter. Nonperforming loans to total loans was 0.28%, an improvement of two basis points from the prior quarter and credit loss expense was $1.9 million, compared to $2.1 million in the prior quarter.
  Loans receivable increased to $6.56 billion, up 0.5% from the end of the prior quarter. Loan production was $374.8 million, with a weighted average interest rate of 6.90% compared to the weighted average interest rate of 6.46% for payoffs.
  Deposits were $6.68 billion, down 1.3% from the prior quarter, however noninterest-bearing demand deposits, which demonstrate the stability of the customer base, represented 30.2% of total deposits.
  Hanmi's capital position remained strong with a ratio of tangible common equity to tangible assets1 of 9.99% while the Company returned $10.1 million of capital to shareholders in the form of share repurchases and dividends ($2.0 million in share repurchases and $8.1 million of dividends).

For more information about Hanmi, please see the Q4 2025 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	Dec 31	Sep 30	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24

Net income	$21,239	$22,061	$15,117	$17,672	$17,695	$(822)	$3,544
Net income per diluted common share	$0.70	$0.73	$0.50	$0.58	$0.58	$(0.03)	$0.12

Assets	$7,869,185	$7,856,731	$7,862,363	$7,729,035	$7,677,925	$12,454	$191,260
Loans receivable	$6,563,367	$6,528,259	$6,305,957	$6,282,189	$6,251,377	$35,108	$311,990
Deposits	$6,677,650	$6,766,639	$6,729,122	$6,619,475	$6,435,776	$(88,989)	$241,874

Return on average assets	1.07%	1.12%	0.79%	0.94%	0.93%	-0.05	0.14
Return on average stockholders' equity	10.14%	10.69%	7.48%	8.92%	8.89%	-0.55	1.25

Net interest margin	3.28%	3.22%	3.07%	3.02%	2.91%	0.06	0.37
Efficiency ratio (1)	54.95%	52.65%	55.74%	55.69%	56.79%	2.30	-1.84

Tangible common equity to tangible assets (2)	9.99%	9.80%	9.58%	9.59%	9.41%	0.19	0.58
Tangible common equity per common share (2)	$26.27	$25.64	$24.91	$24.49	$23.88	0.63	2.39

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

_____________________
1 See Non-GAAP Financial Measures provided at the end of this news release.

Results of Operations
Net interest income for the fourth quarter increased $1.8 million, or 2.9%, to $62.9 million from $61.1 million for the third quarter, principally because of lower interest expense on interest-bearing deposits. Interest income on interest-earning assets was $105.1 million for the fourth quarter, down $0.1 million from the third quarter. Interest expense on interest-bearing liabilities, however, declined $1.9 million from the previous quarter to $42.2 million because of a 20 basis point decrease in the average rate on interest-bearing deposits.

The average yield on loans for the fourth quarter was 5.94%, down nine basis points from the previous quarter; however, the average balance of loans increased 2.4% to $6.46 billion. The average rate on interest-bearing deposits was 3.36%, down 20 basis points from the third quarter as the average balance of interest-bearing deposits remained relatively unchanged with an increase of 0.2% to $4.71 billion.

For the fourth quarter, net interest margin (taxable-equivalent) was 3.28%, up six basis points from the third quarter. Lower yields on securities and interest-bearing deposits at other banks contributed to a six basis point decline in net interest margin while the improvement in the average rate on interest-bearing liabilities provided a 12 basis point benefit. Net interest margin also benefited by approximately two basis points from an interest-recovery on a previously charged-off loan and loans returning to accrual status, while third quarter net interest margin benefited three basis points from similar activity.

On a full-year basis, net interest income in 2025 was $236.2 million, compared with $202.8 million for 2024, an increase of 16.5%, or $33.4 million. The increase reflects the benefit of lower market interest rates on interest-bearing deposits as well as growth in the average balance of loans. The average rate on interest-bearing deposits for 2025 was 3.56%, 60 basis points lower than the previous year, while the average balance increased 5.5% to $4.63 billion. The average balance of deposits increased 4.1% to $6.57 billion. Average loan yields for 2025, however, were 5.96%, and were not meaningfully affected by the changes in market interest rates. Average loans increased 3.1% to $6.30 billion.

Net interest margin (taxable-equivalent) for 2025 was 3.15% compared with 2.78% for 2024. The 37 basis point increase in the net interest margin primarily reflected the 35 basis point benefit of lower average rates on interest-bearing liabilities.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
Net Interest Income	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24

Interest and fees on loans receivable(1)	$96,592	$95,691	$92,589	$90,887	$91,545	0.9%	5.5%
Interest on securities	6,323	6,592	6,261	6,169	5,866	-4.1%	7.8%
Dividends on FHLB stock	361	357	354	360	360	1.1%	0.3%
Interest on deposits in other banks	1,837	2,586	2,129	1,841	2,342	-29.0%	-21.6%
Total interest and dividend income	$105,113	$105,226	$101,333	$99,257	$100,113	-0.1%	5.0%

Interest on deposits	39,978	42,244	41,924	40,559	43,406	-5.4%	-7.9%
Interest on borrowings	695	324	684	2,024	1,634	114.5%	-57.5%
Interest on subordinated debentures	1,561	1,579	1,586	1,582	1,624	-1.1%	-3.9%
Total interest expense	42,234	44,147	44,194	44,165	46,664	-4.3%	-9.5%
Net interest income	$62,879	$61,079	$57,139	$55,092	$53,449	2.9%	17.6%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
Average Earning Assets and Interest-bearing Liabilities	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Loans receivable (1)	$6,456,239	$6,304,435	$6,257,741	$6,189,531	$6,103,264	2.4%	5.8%
Securities	955,811	985,888	993,975	1,001,499	998,313	-3.1%	-4.3%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	191,731	239,993	200,266	176,028	204,408	-20.1%	-6.2%
Average interest-earning assets	$7,620,166	$7,546,701	$7,468,367	$7,383,443	$7,322,370	1.0%	4.1%

Demand: interest-bearing	$77,297	$86,839	$81,308	$79,369	$79,784	-11.0%	-3.1%
Money market and savings	2,130,616	2,122,967	2,109,221	2,037,224	1,934,540	0.4%	10.1%
Time deposits	2,506,582	2,494,285	2,434,659	2,345,346	2,346,363	0.5%	6.8%
Average interest-bearing deposits	4,714,495	4,704,091	4,625,188	4,461,939	4,360,687	0.2%	8.1%
Borrowings	64,565	27,772	60,134	179,444	141,604	132.5%	-54.4%
Subordinated debentures	130,385	130,766	130,880	130,718	130,567	-0.3%	-0.1%
Average interest-bearing liabilities	$4,909,445	$4,862,629	$4,816,202	$4,772,101	$4,632,858	1.0%	6.0%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,969,908	$1,960,331	$1,934,985	$1,895,953	$1,967,789	0.5%	0.1%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
Average Yields and Rates	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Loans receivable(1)	5.94%	6.03%	5.93%	5.95%	5.97%	-0.09	-0.03
Securities (2)	2.67%	2.70%	2.55%	2.49%	2.38%	-0.03	0.29
FHLB stock	8.75%	8.65%	8.65%	8.92%	8.75%	0.10	0.00
Interest-bearing deposits in other banks	3.80%	4.27%	4.26%	4.24%	4.56%	-0.47	-0.76
Interest-earning assets	5.48%	5.54%	5.44%	5.45%	5.45%	-0.06	0.03

Interest-bearing deposits	3.36%	3.56%	3.64%	3.69%	3.96%	-0.20	-0.60
Borrowings	4.27%	4.63%	4.58%	4.57%	4.59%	-0.36	-0.32
Subordinated debentures	4.79%	4.83%	4.84%	4.84%	4.97%	-0.04	-0.18
Interest-bearing liabilities	3.41%	3.60%	3.68%	3.75%	4.01%	-0.19	-0.60

Net interest margin (taxable equivalent basis)	3.28%	3.22%	3.07%	3.02%	2.91%	0.06	0.37

Cost of deposits	2.37%	2.51%	2.56%	2.59%	2.73%	-0.14	-0.36

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the fourth quarter was $1.9 million, compared with $2.1 million for the third quarter of 2025. Fourth quarter credit loss expense included $1.7 million for loan losses and $0.2 million for off-balance sheet items. Third quarter credit loss expense of $2.1 million included a $2.5 million credit loss expense for loan losses and a $0.4 million credit loss recovery for off-balance sheet items.

Credit loss expense was $14.4 million for 2025, compared with $4.4 million for 2024. The credit loss expense for 2025 included a $14.2 million credit loss expense for loan losses and a $0.2 million credit loss recovery for off-balance sheet items. 2024 credit loss expense included a $4.8 million credit loss expense for loans and a $0.4 million credit loss recovery for off-balance sheet items. The increase for 2025 primarily reflects an $8.6 million charge-off of a syndicated commercial real estate office loan during the second quarter of 2025.

Noninterest income was $8.3 million for the fourth quarter, down $1.6 million, or 16.0%, from the third quarter. The decrease was primarily due to the absence of $0.9 million of death benefit claims from bank-owned life insurance policies and a $0.6 million decline in gain on the sale of residential mortgage loans. Gain on sale of SBA loans was $1.8 million for the fourth quarter of 2025, compared with $1.9 million for the third quarter of 2025. The volume of SBA loans sold for the fourth quarter decreased to $29.9 million from $32.6 million for the third quarter of 2025, while trade premiums were 7.40% for the fourth quarter of 2025 compared with 6.95% for the third quarter.

Noninterest income was $34.0 million for the full year of 2025, an increase of $2.4 million, or 7.6%, from $31.6 million for 2024. The increase was primarily due to a $1.7 million increase in gain on the sale of SBA loans, a $1.0 million increase in bank-owned life insurance income from death benefit claims, and a $0.8 million increase in trade finance and other service charges and fees. These items were partially offset by the absence of the $0.9 million gain on sale of a bank branch in 2024. The volume of SBA loans sold for 2025 increased to $130.0 million from $93.7 million for 2024, while trade premiums decreased to 7.45% for 2025, from 8.18% for 2024.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
Noninterest Income	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Service charges on deposit accounts	$2,196	$2,160	$2,169	$2,217	$2,192	1.7%	0.2%
Trade finance and other service charges and fees	1,735	1,551	1,461	1,396	1,364	11.9%	27.2%
Servicing income	924	924	754	732	668	0.0%	38.3%
Bank-owned life insurance income	315	1,259	708	309	316	-75.0%	-0.3%
All other operating income	758	973	819	897	1,037	-22.1%	-26.9%
Service charges, fees & other	5,928	6,867	5,911	5,551	5,577	-13.7%	6.3%

Gain on sale of SBA loans	1,790	1,857	2,160	2,000	1,443	-3.6%	24.0%
Gain on sale of residential mortgage loans	581	1,156	-	175	337	-49.7%	72.4%
Total noninterest income	$8,299	$9,880	$8,071	$7,726	$7,357	-16.0%	12.8%

Noninterest expense for the fourth quarter, before other-real-estate-owned and repossessed personal property expenses, increased 3.5% to $38.6 million from $37.3 million because of seasonally higher advertising and promotion expense, as well as an increase in personnel and higher professional fees and data processing expenses. Other-real-estate-owned expense included the first full quarter of operating expenses, as well as $0.3 million of past-due property taxes, for a hospitality property. The efficiency ratio for the fourth quarter was 54.95%, compared with 52.65% for the third quarter of 2025.

Noninterest expense increased by $6.5 million, or 4.6%, to $147.8 million for the full year of 2025 from $141.3 million for 2024. The increase reflected a $4.3 million increase in salaries and benefits due to merit increases and investment in new talent, the absence of a $1.6 million gain from the 2024 sale of other-real-estate-owned, an increase of $1.0 million in other operating expenses for higher loan-related and deposit-related expenses, and an increase of $0.6 million in data processing expense. Partially offsetting this increase was lower repossessed personal property expense of $0.9 million. The efficiency ratio for full-year 2025 decreased to 54.71%, from 60.31% for 2024.

	For the Three Months Ended (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Noninterest Expense
Salaries and employee benefits	$22,472	$22,163	$22,069	$20,972	$20,498	1.4%	9.6%
Occupancy and equipment	4,339	4,507	4,344	4,450	4,503	-3.7%	-3.6%
Data processing	4,098	3,860	3,727	3,787	3,800	6.2%	7.8%
Professional fees	2,343	1,978	1,725	1,468	1,821	18.5%	28.7%
Supplies and communication	573	423	515	517	551	35.5%	4.0%
Advertising and promotion	1,010	712	798	585	821	41.9%	23.0%
All other operating expenses	3,795	3,665	3,567	3,175	3,847	3.6%	-1.3%
Subtotal	38,630	37,308	36,745	34,954	35,841	3.5%	7.8%

Other real estate owned expense (income)	474	17	(461)	41	(1,588)	2688.2%	129.8%
Repossessed personal property expense (income)	5	32	63	(11)	281	-84.4%	-98.2%
Total noninterest expense	$39,109	$37,357	$36,347	$34,984	$34,534	4.7%	13.3%

Hanmi recorded a provision for income taxes of $8.9 million for the fourth quarter of 2025, compared with $9.4 million for the third quarter of 2025, representing effective tax rates of 29.5% and 29.9%, respectively. For the years ended December 31, 2025, and 2024, the provision for income taxes was $31.8 million and $26.4 million, representing effective tax rates of 29.5% and 29.8%, respectively.

Financial Position
Total assets at December 31, 2025, were $7.87 billion, a 0.2% increase from $7.86 billion at September 30, 2025. This increase was primarily due to a $35.1 million, or 0.5% increase in loans receivable, before the allowance for credit losses, which was partially offset by a $24.1 million decrease in securities available for sale.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Loan Portfolio
Commercial real estate loans	$4,030,105	$4,015,291	$3,948,922	$3,975,651	$3,949,622	0.4%	2.0%
Residential/consumer loans	1,049,872	1,043,577	993,869	979,536	951,302	0.6%	10.4%
Commercial and industrial loans	1,074,907	1,052,522	917,995	854,406	863,431	2.1%	24.5%
Equipment finance	408,483	416,869	445,171	472,596	487,022	-2.0%	-16.1%
Loans receivable	6,563,367	6,528,259	6,305,957	6,282,189	6,251,377	0.5%	5.0%
Loans held for sale	7,403	6,512	49,611	11,831	8,579	13.7%	-13.7%
Total	$6,570,770	$6,534,771	$6,355,568	$6,294,020	$6,259,956	0.6%	5.0%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2025	2025	2025	2025	2024
Composition of Loan Portfolio
Commercial real estate loans	61.3%	61.4%	62.2%	63.1%	63.1%
Residential/consumer loans	16.0%	16.0%	15.6%	15.6%	15.2%
Commercial and industrial loans	16.4%	16.1%	14.4%	13.6%	13.8%
Equipment finance	6.2%	6.4%	7.0%	7.5%	7.8%
Loans receivable	99.9%	99.9%	99.2%	99.8%	99.9%
Loans held for sale	0.1%	0.1%	0.8%	0.2%	0.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $374.8 million for the fourth quarter of 2025 with a weighted average rate of 6.90%, while payoffs were $123.1 million during the quarter at an average interest rate of 6.46%.

New loan production for full-year 2025 was $1.62 billion, an increase of 35.7% or $426.5 million, from $1.19 billion for the full year of 2024. The average rate for new loan production for 2025 was 7.04% compared with 7.87% for 2024. Payoffs for 2025 were $510.3 million at an average rate of 6.64% compared with $450.2 million at an average rate of 7.34% for 2024.

	For the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2025	2025	2025	2025	2024
New Loan Production
Commercial real estate loans	$125,866	$176,826	$111,993	$146,606	$146,716
Residential/consumer loans	70,268	103,247	83,761	55,000	40,225
Commercial and industrial loans	82,079	211,454	53,444	42,344	60,159
SBA loans	44,065	44,931	46,829	55,242	49,740
Equipment finance	52,521	34,315	33,567	46,749	42,168
Subtotal	374,799	570,773	329,594	345,941	339,008

Payoffs	(123,086)	(142,963)	(119,139)	(125,102)	(137,933)
Amortization	(133,992)	(60,939)	(151,357)	(90,743)	(60,583)
Loan sales	(63,642)	(100,452)	(35,388)	(42,193)	(67,852)
Net line utilization	(16,072)	(39,497)	12,435	(53,901)	(75,651)
Charge-offs & OREO	(2,899)	(4,620)	(12,377)	(3,190)	(3,356)

Loans receivable-beginning balance	6,528,259	6,305,957	6,282,189	6,251,377	6,257,744
Loans receivable-ending balance	$6,563,367	$6,528,259	$6,305,957	$6,282,189	$6,251,377

Deposits were $6.68 billion at the end of the fourth quarter of 2025, a decrease of $89.0 million, or 1.3%, from $6.77 billion at the end of the prior quarter. The change reflects an $84.0 million decrease in demand deposits and a $9.8 million decrease in money market and savings, partially offset by a $4.8 million increase in time deposits. Noninterest-bearing demand deposits represented 30.2% of total deposits at December 31, 2025, compared with 30.8% for the previous quarter and the ratio of average loans to average deposits for the fourth quarter was 96.6%, compared with 94.6% for the previous quarter.

	As of (in thousands)					Percentage Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Deposit Portfolio
Demand: noninterest-bearing	$2,015,212	$2,087,132	$2,105,369	$2,066,659	$2,096,634	-3.4%	-3.9%
Demand: interest-bearing	74,799	86,834	90,172	80,790	80,323	-13.9%	-6.9%
Money market and savings	2,084,218	2,094,028	2,092,847	2,073,943	1,933,535	-0.5%	7.8%
Time deposits	2,503,421	2,498,645	2,440,734	2,398,083	2,325,284	0.2%	7.7%
Total deposits	$6,677,650	$6,766,639	$6,729,122	$6,619,475	$6,435,776	-1.3%	3.8%

	As of
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2025	2025	2025	2025	2024
Composition of Deposit Portfolio
Demand: noninterest-bearing	30.2%	30.8%	31.3%	31.2%	32.6%
Demand: interest-bearing	1.1%	1.3%	1.3%	1.2%	1.2%
Money market and savings	31.2%	31.0%	31.1%	31.3%	30.0%
Time deposits	37.5%	36.9%	36.3%	36.3%	36.2%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at December 31, 2025, was $796.4 million, up $16.8 million from $779.6 million at September 30, 2025. The increase included net income, net of dividends paid, of $13.1 million for the fourth quarter. In addition, the increase in stockholders' equity included a $6.5 million decrease in unrealized after-tax losses on securities available for sale due to changes in interest rates during the fourth quarter of 2025. Hanmi also repurchased 73,600 shares of common stock at an average share price of $26.75 with an aggregate cost of $2.0 million during the quarter. At December 31, 2025, 837,202 shares remain under Hanmi’s share repurchase program. Tangible common stockholders’ equity was $785.4 million, or 9.99% of tangible assets at December 31, 2025, compared with $768.5 million, or 9.80% of tangible assets at the end of the prior quarter. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continues to exceed the minimum for the “well capitalized” category. At December 31, 2025, Hanmi’s preliminary common equity tier 1 capital ratio was 12.05% and its total risk-based capital ratio was 15.06%, compared with 12.00% and 15.05%, respectively, at the end of the prior quarter.

	As of					Ratio Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.06%	15.05%	15.20%	15.28%	15.24%	0.01	-0.18
Tier 1 risk-based capital	12.37%	12.33%	12.46%	12.46%	12.46%	0.04	-0.09
Common equity tier 1 capital	12.05%	12.00%	12.12%	12.12%	12.11%	0.05	-0.06
Tier 1 leverage capital ratio	10.70%	10.64%	10.63%	10.67%	10.63%	0.06	0.07
Hanmi Bank
Total risk-based capital	14.25%	14.28%	14.39%	14.47%	14.43%	-0.03	-0.18
Tier 1 risk-based capital	13.17%	13.20%	13.32%	13.34%	13.36%	-0.03	-0.19
Common equity tier 1 capital	13.17%	13.20%	13.32%	13.34%	13.36%	-0.03	-0.19
Tier 1 leverage capital ratio	11.47%	11.46%	11.43%	11.49%	11.47%	0.01	0.00

(1) Preliminary ratios for December 31, 2025

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.27% of loans at the end of the fourth quarter of 2025, compared with 0.18% at the end of the prior quarter and 0.30% at the end of the prior year.

Criticized loans totaled $97.0 million, or 1.48% of loans at December 31, 2025, up from $45.4 million, or 0.69% of loans at the end of the prior quarter. At December 31, 2024, criticized loans were $165.3 million, or 2.64% of loans. The fourth quarter change included a $54.3 million increase in special mention loans, offset by a $2.7 million decrease in classified loans. The increase in special mention loans was driven by $56.4 million in downgrades of pass-rated loans which included a $55.0 million hospitality loan, offset by $1.9 million in upgrades and $0.2 million in paydowns. The decrease in classified loans included $2.7 million of charge-offs, $2.3 million of paydowns and payoffs, and $0.7 million in upgrades, partially offset by $3.0 million of downgrades into the classified category. Of the $2.7 million in charge-offs, $1.9 million were equipment finance agreements. Of the $3.0 million in downgrades into the classified category, $1.9 million were equipment finance agreements.

Nonperforming loans were $18.1 million, or 0.28% of loans at December 31, 2025, down from $19.4 million, or 0.30% at the end of the prior quarter. At the end of last year, nonperforming loans were 0.23% of loans. The $1.3 million fourth quarter decrease reflected $2.2 million of charge-offs, $1.9 million of payoffs and paydowns, and $0.7 million of loans that were upgraded to performing loans. Of the $2.2 million of charge-offs, $1.9 million were equipment finance agreements. These declines were partially offset by $3.6 million of additions resulting from loans downgraded to non-performing status, of which $1.9 million were equipment financing agreements.

Nonperforming assets were $20.1 million at December 31, 2025, down from $21.4 million at the end of the prior quarter, which reflected the decrease in nonperforming loans. As a percentage of total assets, nonperforming assets were 0.26% at December 31, 2025, 0.27% at September 30, 2025, and 0.19% at December 31, 2024.

Gross charge-offs for the fourth quarter of 2025 were $2.9 million, compared with $2.6 million for the preceding quarter. Charge-offs during the fourth quarter included $2.0 million of equipment finance agreements. Recoveries of previously charged-off loans were $1.3 million in the fourth quarter of 2025, which included a $0.6 million recovery on a previously charged-off commercial line of credit and $0.6 million of recoveries on equipment financing agreements. As a result, there were $1.6 million of net charge-offs for the fourth quarter of 2025, or 0.10% of average loans annualized, compared to net recoveries of $0.5 million, or -0.03% for the prior quarter. For the 2025-year, net charge-offs were 0.23% of average loans compared with 0.07% for the prior year.

The allowance for credit losses was $69.9 million at December 31, 2025, compared with $69.8 million at September 30, 2025. Collectively evaluated allowances increased $1.2 million and specific allowances for loans decreased $1.1 million. The increase in the collectively evaluated allowance was due to an increase in qualitative loss factors. The ratio of the allowance for credit losses to loans was 1.07% at both December 31, 2025, and September 30, 2025. The ratio was 1.12% at year-end 2024.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$17,610	$11,560	$10,953	$17,312	$18,454	$6,050	$(844)
Delinquent loans to total loans	0.27%	0.18%	0.17%	0.28%	0.30%	0.09	(0.03)

Criticized loans:
Special mention	$71,113	$16,775	$12,700	$118,380	$139,613	$54,338	$(68,500)
Classified	25,891	28,590	33,857	46,519	25,683	(2,699)	208
Total criticized loans(1)	$97,004	$45,365	$46,557	$164,899	$165,296	$51,639	$(68,292)

Criticized loans to total loans	1.48%	0.69%	0.74%	2.62%	2.64%	0.79	(1.16)

Nonperforming assets:
Nonaccrual loans	$18,112	$19,369	$25,967	$35,458	$14,272	$(1,257)	$3,840
Loans 90 days or more past due and still accruing	-	-	-	112	-	-	-
Nonperforming loans	18,112	19,369	25,967	35,570	14,272	(1,257)	3,840
Other real estate owned, net	1,980	1,995	-	117	117	(15)	1,863
Nonperforming assets(2)	$20,092	$21,364	$25,967	$35,687	$14,389	$(1,272)	$5,703

Nonperforming assets to total assets	0.26%	0.27%	0.33%	0.46%	0.19%	-0.01	0.07
Nonperforming loans to total loans	0.28%	0.30%	0.41%	0.57%	0.23%	-0.02	0.05

(1) Includes nonaccrual loans of $18.1 million, $19.4 million, $24.1 million, $34.4 million, and $13.4 million as of Q4-25, Q3-25, Q2-25, Q1-25, and Q4-24, respectively.
(2) Excludes repossessed personal property of $0.6 million, $0.4 million, $0.6 million, $0.7 million, and $0.6 million as of Q4-25, Q3-25, Q2-25, Q1-25, and Q4-24, respectively.

	As of or for the Three Months Ended (in thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2025	2025	2025	2025	2024
Allowance for credit losses related to loans:
Balance at beginning of period	$69,781	$66,756	$70,597	$70,147	$69,163
Credit loss expense (recovery) on loans	1,701	2,543	7,523	2,396	855
Net loan (charge-offs) recoveries	(1,579)	482	(11,364)	(1,946)	129
Balance at end of period	$69,903	$69,781	$66,756	$70,597	$70,147

Net loan charge-offs (recoveries) to average loans (1)	0.10%	-0.03%	0.73%	0.13%	-0.01%
Allowance for credit losses to loans	1.07%	1.07%	1.06%	1.12%	1.12%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,107	$2,506	$2,399	$2,074	$1,984
Credit loss expense (recovery) on off-balance sheet items	242	(399)	107	325	90
Balance at end of period	$2,349	$2,107	$2,506	$2,399	$2,074

Unused commitments to extend credit	$930,122	$952,475	$915,847	$896,282	$782,587

(1) Annualized

Corporate Developments
On October 24, 2025, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2025 fourth quarter of $0.27 per share. Hanmi paid the dividend on November 20, 2025, to stockholders of record as of the close of business on November 4, 2025.

Earnings Conference Call
Hanmi Bank will host its fourth quarter 2025 earnings conference call today, January 27, 2026, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches, five loan production offices and three loan centers in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington, and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in investor sentiment or consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism, or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental policies and any retaliatory responses;
  the impact of a potential federal government shutdown, which may impact on our ability to effect sales of small business administration loans;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into, including the costs associated with the evaluation of any strategic opportunities and the overall effects of any acquisitions or dispositions we may make;
  the adequacy of and changes in the economic assumptions and methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2025	2025	Change	2024	Change
Assets
Cash and due from banks	$212,841	$215,654	-1.3%	$304,800	-30.2%
Securities available for sale, at fair value	880,624	904,721	-2.7%	905,798	-2.8%
Loans held for sale, at the lower of cost or fair value	7,403	6,512	13.7%	8,579	-13.7%
Loans receivable, net of allowance for credit losses	6,493,465	6,458,478	0.5%	6,181,230	5.1%
Accrued interest receivable	24,466	23,986	2.0%	22,937	6.7%
Premises and equipment, net	20,378	20,340	0.2%	21,404	-4.8%
Customers' liability on acceptances	125	342	-63.5%	1,226	89.8%
Servicing assets	6,459	6,484	-0.4%	6,457	0.0%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,031	0.0%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	56,697	56,382	0.6%	57,168	-0.8%
Prepaid expenses and other assets	139,311	136,416	2.1%	140,910	-1.1%
Total assets	$7,869,185	$7,856,731	0.2%	$7,677,925	2.5%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,015,212	$2,087,132	-3.4%	$2,096,634	-3.9%
Interest-bearing	4,662,438	4,679,507	-0.4%	4,339,142	7.5%
Total deposits	6,677,650	6,766,639	-1.3%	6,435,776	3.8%
Accrued interest payable	34,783	34,219	1.6%	34,824	-0.1%
Bank's liability on acceptances	125	342	-63.5%	1,226	89.8%
Borrowings	150,000	62,500	140.0%	262,500	-42.9%
Subordinated debentures	130,463	130,309	0.1%	130,638	-0.1%
Accrued expenses and other liabilities	79,778	83,172	-4.1%	80,787	-1.2%
Total liabilities	7,072,799	7,077,181	-0.1%	6,945,751	1.8%

Stockholders' equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	594,667	593,768	0.2%	591,069	0.6%
Accumulated other comprehensive (loss)	(43,175)	(47,959)	10.0%	(70,723)	39.0%
Retained earnings	394,335	381,183	3.5%	350,869	12.4%
Less treasury stock	(149,475)	(147,476)	-1.4%	(139,075)	-7.5%
Total stockholders' equity	796,386	779,550	2.2%	732,174	8.8%
Total liabilities and stockholders' equity	$7,869,185	$7,856,731	0.2%	$7,677,925	2.5%

Hanmi Financial Corporation and Subsidiaries Consolidated Statements of Income (Unaudited) (Dollars in thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2025	2025	Change	2024	Change
Interest and dividend income:
Interest and fees on loans receivable	$96,592	$95,691	0.9%	$91,545	5.5%
Interest on securities	6,323	6,592	-4.1%	5,866	7.8%
Dividends on FHLB stock	361	357	1.1%	360	0.3%
Interest on deposits in other banks	1,837	2,586	-29.0%	2,342	-21.6%
Total interest and dividend income	105,113	105,226	-0.1%	100,113	5.0%
Interest expense:
Interest on deposits	39,978	42,244	-5.4%	43,406	-7.9%
Interest on borrowings	695	324	114.5%	1,634	-57.5%
Interest on subordinated debentures	1,561	1,579	-1.1%	1,624	-3.9%
Total interest expense	42,234	44,147	-4.3%	46,664	-9.5%
Net interest income before credit loss expense	62,879	61,079	2.9%	53,449	17.6%
Credit loss expense	1,943	2,145	-9.4%	945	105.6%
Net interest income after credit loss expense	60,936	58,934	3.4%	52,504	16.1%
Noninterest income:
Service charges on deposit accounts	2,196	2,160	1.7%	2,192	0.2%
Trade finance and other service charges and fees	1,735	1,551	11.9%	1,364	27.2%
Gain on sale of Small Business Administration ("SBA") loans	1,790	1,857	-3.6%	1,443	24.0%
Other operating income	2,578	4,312	-40.2%	2,358	9.3%
Total noninterest income	8,299	9,880	-16.0%	7,357	12.8%
Noninterest expense:
Salaries and employee benefits	22,472	22,163	1.4%	20,498	9.6%
Occupancy and equipment	4,339	4,507	-3.7%	4,503	-3.6%
Data processing	4,098	3,860	6.2%	3,800	7.8%
Professional fees	2,343	1,978	18.5%	1,821	28.7%
Supplies and communications	573	423	35.5%	551	4.0%
Advertising and promotion	1,010	712	41.9%	821	23.0%
Other operating expenses	4,274	3,714	15.1%	2,540	68.3%
Total noninterest expense	39,109	37,357	4.7%	34,534	13.3%
Income before tax	30,126	31,457	-4.2%	25,327	18.9%
Income tax expense	8,887	9,396	-5.4%	7,632	16.4%
Net income	$21,239	$22,061	-3.7%	$17,695	20.0%

Basic earnings per share:	$0.71	$0.73		$0.59
Diluted earnings per share:	$0.70	$0.73		$0.58

Weighted-average shares outstanding:
Basic	29,694,534	29,830,475		29,933,644
Diluted	29,902,375	29,880,865		30,011,773
Common shares outstanding	29,894,757	29,975,371		30,195,999

Hanmi Financial Corporation and Subsidiaries Consolidated Statements of Income (Unaudited) (Dollars in thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2025	2024	Change
Interest and dividend income:
Interest and fees on loans receivable	$375,760	$366,153	2.6%
Interest on securities	25,345	21,583	17.4%
Dividends on FHLB stock	1,433	1,436	-0.2%
Interest on deposits in other banks	8,390	9,611	-12.7%
Total interest and dividend income	410,928	398,783	3.0%
Interest expense:
Interest on deposits	164,705	182,692	-9.8%
Interest on borrowings	3,727	6,746	-44.8%
Interest on subordinated debentures	6,306	6,571	-4.0%
Total interest expense	174,738	196,009	-10.9%
Net interest income before credit loss expense	236,190	202,774	16.5%
Credit loss expense	14,439	4,419	226.7%
Net interest income after credit loss expense	221,751	198,355	11.8%
Noninterest income:
Service charges on deposit accounts	8,742	9,381	-6.8%
Trade finance and other service charges and fees	6,144	5,309	15.7%
Gain on sale of Small Business Administration ("SBA") loans	7,808	6,112	27.7%
Other operating income	11,281	10,783	4.6%
Total noninterest income	33,975	31,585	7.6%
Noninterest expense:
Salaries and employee benefits	87,676	83,368	5.2%
Occupancy and equipment	17,639	18,146	-2.8%
Data processing	15,472	14,876	4.0%
Professional fees	7,514	6,956	8.0%
Supplies and communications	2,028	2,261	-10.3%
Advertising and promotion	3,104	3,028	2.5%
Other operating expenses	14,366	12,700	13.1%
Total noninterest expense	147,799	141,335	4.6%
Income before tax	107,927	88,605	21.8%
Income tax expense	31,838	26,404	20.6%
Net income	$76,089	$62,201	22.3%

Basic earnings per share:	$2.53	$2.06
Diluted earnings per share:	$2.51	$2.05

Weighted-average shares outstanding:
Basic	29,852,149	30,019,815
Diluted	30,042,274	30,102,336
Common shares outstanding	29,894,757	30,195,999

Hanmi Financial Corporation and Subsidiaries Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited) (Dollars in thousands)

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans:
Commercial real estate (1)	$4,004,348	$57,774	5.72%	$3,934,477	$56,908	5.74%	$3,882,407	$55,613	5.70%
Residential mortgage	1,043,250	14,134	5.38%	1,020,889	13,812	5.37%	936,635	12,279	5.22%
Commercial and industrial (1)	990,279	17,467	7.00%	904,019	17,593	7.72%	777,738	15,653	8.01%
Consumer	5,508	87	6.29%	8,323	156	7.43%	5,894	104	7.02%
Equipment finance	412,854	7,130	6.91%	436,727	7,222	6.61%	500,590	7,896	6.31%
Loans receivable (1)	6,456,239	96,592	5.94%	6,304,435	95,691	6.03%	6,103,264	91,545	5.97%
Securities (2)	955,811	6,323	2.67%	985,888	6,592	2.70%	998,313	5,866	2.38%
FHLB stock	16,385	362	8.75%	16,385	358	8.65%	16,385	360	8.75%
Interest-bearing deposits in other banks	191,731	1,836	3.80%	239,993	2,585	4.27%	204,408	2,342	4.56%
Total interest-earning assets	7,620,166	105,113	5.48%	7,546,701	105,226	5.54%	7,322,370	100,113	5.45%

Noninterest-earning assets:
Cash and due from banks	54,651			53,144			54,678
Allowance for credit losses	(69,786)			(67,851)			(69,291)
Other assets	247,808			252,039			246,744

Total assets	$7,852,839			$7,784,033			$7,554,501

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$77,297	$30	0.15%	$86,839	$38	0.17%	$79,784	$26	0.13%
Money market and savings	2,130,616	15,130	2.82%	2,122,967	17,238	3.22%	1,934,540	16,564	3.41%
Time deposits	2,506,582	24,818	3.93%	2,494,285	24,968	3.97%	2,346,363	26,816	4.55%
Total interest-bearing deposits	4,714,495	39,978	3.36%	4,704,091	42,244	3.56%	4,360,687	43,406	3.96%
Borrowings	64,565	695	4.27%	27,772	324	4.63%	141,604	1,634	4.59%
Subordinated debentures	130,385	1,561	4.79%	130,766	1,579	4.83%	130,567	1,624	4.97%
Total interest-bearing liabilities	4,909,445	42,234	3.41%	4,862,629	44,147	3.60%	4,632,858	46,664	4.01%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,969,908			1,960,331			1,967,789
Other liabilities	142,754			142,592			162,064
Stockholders' equity	830,732			818,481			791,790

Total liabilities and stockholders' equity	$7,852,839			$7,784,033			$7,554,501

Net interest income		$62,879			$61,079			$53,449

Cost of deposits			2.37%			2.51%			2.73%
Net interest spread (taxable equivalent basis)			2.07%			1.94%			1.44%
Net interest margin (taxable equivalent basis)			3.28%			3.22%			2.91%

(1) Includes average loans held for sale
(2) Yields calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited) (Dollars in thousands)

	Twelve Months Ended
	December 31, 2025			December 31, 2024
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans:
Commercial real estate (1)	$3,963,919	$225,929	5.70%	$3,874,291	$219,899	5.68%
Residential mortgage	1,004,057	53,950	5.37%	952,709	49,344	5.18%
Commercial and industrial (1)	878,181	65,518	7.46%	741,568	63,651	8.58%
Consumer	7,127	501	7.03%	6,509	486	7.46%
Equipment finance	449,440	29,862	6.64%	535,636	32,773	6.12%
Loans receivable (1)	6,302,724	375,760	5.96%	6,110,713	366,153	5.99%
Securities (2)	984,172	25,345	2.60%	983,434	21,583	2.22%
FHLB stock	16,385	1,433	8.74%	16,385	1,437	8.76%
Interest-bearing deposits in other banks	202,152	8,390	4.15%	192,342	9,610	5.00%
Total interest-earning assets	7,505,433	410,928	5.48%	7,302,874	398,783	5.46%

Noninterest-earning assets:
Cash and due from banks	53,861			55,830
Allowance for credit losses	(69,373)			(68,553)
Other assets	249,812			248,820

Total assets	$7,739,733			$7,538,971

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$81,213	$124	0.15%	$83,807	$119	0.14%
Money market and savings	2,100,326	66,147	3.15%	1,870,541	68,304	3.65%
Time deposits	2,445,794	98,434	4.02%	2,433,516	114,269	4.70%
Total interest-bearing deposits	4,627,333	164,705	3.56%	4,387,864	182,692	4.16%
Borrowings	82,512	3,727	4.52%	154,193	6,746	4.38%
Subordinated debentures	130,687	6,306	4.83%	130,325	6,571	5.04%
Total interest-bearing liabilities	4,840,532	174,738	3.61%	4,672,382	196,009	4.20%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,940,552			1,920,492
Other liabilities	142,508			165,288
Stockholders' equity	816,141			780,809

Total liabilities and stockholders' equity	$7,739,733			$7,538,971

Net interest income		$236,190			$202,774

Cost of deposits			2.51%			2.90%
Net interest spread (taxable equivalent basis)			1.87%			1.27%
Net interest margin (taxable equivalent basis)			3.15%			2.78%

(1) Includes average loans held for sale
(2) Yields calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited) (In thousands, except share, per share data and ratios)

Hanmi Financial Corporation and Subsidiaries	December 31,	September 30,	June 30,	March 31,	December 31,
	2025	2025	2025	2025	2024
Assets	$7,869,185	$7,856,731	$7,862,363	$7,729,035	$7,677,925
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible assets	$7,858,154	$7,845,700	$7,851,332	$7,718,004	$7,666,894

Stockholders' equity (1)	$796,386	$779,550	$762,834	$751,485	$732,174
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible stockholders' equity (1)	$785,355	$768,519	$751,803	$740,454	$721,143

Stockholders' equity to assets	10.12%	9.92%	9.70%	9.72%	9.54%
Tangible common equity to tangible assets (1)	9.99%	9.80%	9.58%	9.59%	9.41%

Common shares outstanding	29,894,757	29,975,371	30,176,568	30,233,514	30,195,999
Tangible common equity per common share	$26.27	$25.64	$24.91	$24.49	$23.88

(1) There were no preferred shares outstanding at the periods indicated.

Preprovision Net Revenue

Preprovision net revenue is supplemental financial information determined by a method other than in accordance with U.S. GAAP. This non-GAAP measure is used by management to measure Hanmi’s core operational performance, excluding the impact of provisions for loan losses. By isolating preprovision net revenue, management can better understand the Company’s profitability and make more informed strategic decisions. Preprovision net revenue is calculated adding income tax expense and credit loss expense to net income. Management believes this financial measure highlights the Company's net revenue activities and operational efficiency, excluding unpredictable credit loss expense.

The following table details the Company's preprovision net revenues, which are non-GAAP measures, for the periods indicated:

Preprovision Net Revenue (Unaudited) (In thousands, except percentages)

						Percentage Change
Hanmi Financial Corporation and Subsidiaries	December 31,	September 30,	June 30,	March 31,	December 31,	Q4-25	Q4-25
	2025	2025	2025	2025	2024	vs. Q3-25	vs. Q4-24
Net income	$21,239	$22,061	$15,117	$17,672	$17,695
Add back:
Credit loss expense	1,943	2,145	7,631	2,721	945
Income tax expense	8,887	9,396	6,115	7,441	7,632
Preprovision net revenue	$32,069	$33,602	$28,863	$27,834	$26,272	-4.6%	22.1%